Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140237, 333-178349 and 333-260227 on Form S-8 and Registration Statement No. 333-267326 on Form S-3 of our reports dated June 26, 2024, relating to the consolidated financial statements of AeroVironment, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended April 30, 2024.

/s/ Deloitte & Touche
Los Angeles, California

June 26, 2024